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                                                                  EXHIBIT 5(2)

       [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL APPEARS HERE]


                                         June 22, 1994


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

          Re:  Lukens Inc.
               Registration Statement on Form S-8
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Ladies and Gentlemen:

          We have acted as counsel to Lukens Inc. in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering interests ("Interests") in the Washington Steel Corporation Employees Capital Accumulation Plan (Washington,
PA) (the "Plan") and 15,000 shares of Common Stock, par value $.01 per share, issuable thereunder.

          In rendering our opinion, we have examined the Plan and the related trust agreement and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

          Based on the foregoing, we are of the opinion that the form of the Plan, with such changes as may be required by the Internal Revenue Service, meets the requirements of section 401(a) of the Internal Revenue Code and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                    /s/ Ballard Spahr Andrews & Ingersoll